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FOR IMMEDIATE RELEASE:                     Contact:  Kelly Sullivan/Heather Fass
April 5, 2000                                       202-289-5900



        BriteSmile Appoints Dr. Gasper Lazzara, Jr. to Board of Directors

              OCA Chief Brings Unique Industry Expertise to Company

Walnut Creek, CA - BriteSmile Inc. (AMEX: BWT) today announced the appointment of corporate leader and dentalindustry veteran Dr. Gasper Lazzara, Jr. to its Board of Directors.

Dr.  Lazzara  is  the  Chairman  of  the  Board  of  Directors  and   Co-Chief
Executive Officer of Orthodontic Centers of America, Inc. (NYSE: OCA), the leading provider of practice management services to orthodontic practices. Dr. Lazzara served as President of the company from its inception until June 1997. Prior to the founding of the company, Dr. Lazarra maintained a private orthodontic practice for approximately 30 years. He is a member of the American Association of Orthodontists and is Diplomat of the American Board of Orthodontists.

"The appointment of Gasper to the BriteSmile Board of Directors only expands the successful partnership that has been forged between BriteSmile and OCA. In addition to bringing years of industry experience to BriteSmile, Gasper's strong corporate vision will be an important addition to the Board as we continue our expansion," said John L. Reed, BriteSmile's Chief Executive Officer.

Earlier this year, BriteSmile, Inc. and Orthodontic Centers of America, Inc. announced that they were accelerating plans to offer the BriteSmile teeth whitening procedure through OCA centers following the success of the OCA-BriteSmile pilot program in Tucson, Arizona. In this expanded venture, it is expected that the BriteSmile teeth whitening process will be available at more than 100 OCA orthodontist locations.

Dr. Lazzara replaces Dr. Bruce Wainwright, who has resigned from the Board of Directors.

"Bruce has been an important asset to the Board. The entire Board and Senior Management team appreciate his service and the guidance he lent the company during a period of great change and growth," said Reed.

BriteSmile, Inc. has developed and manufactures the most advanced teeth-whitening technology in the United States, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Pasadena, Palo Alto, Walnut Creek and La Jolla, CA; Honolulu, HI; Houston, TX; Boston, MA; Coral Gables, Ft. Lauderdale and Boca Raton, FL and Atlanta, GA. In addition to


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BriteSmile  Centers,  there are also more than 300  BriteSmile  Teeth  Whitening
Systems located within existing dentist offices in cities including: Tucson, AZ; San Francisco, CA; Louisville, KY; Canton, MA; Raleigh, NC; Huntington, NY; Toronto, ON;, and the Los Angeles, San Diego, San Francisco and Honolulu metropolitan areas. For more information about BriteSmile's procedure, call 1-800-BRITESMILE or visit the Company's Website at www.britesmile.com.

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                              Cautionary Statement

         This release, other than historical information, consists of forward-looking statements that involve risks and uncertainties such as the acceptance of products in the marketplace and development of new strategic and marketing relationships in the United States and internationally. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company's most recent reports on Forms 10-KSB and 10-QSB, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward-looking statements.